AMERICAN GENERAL LIFE INSURANCE COMPANY

[OPTIONAL] RETURN OF PURCHASE PAYMENT DEATH BENEFIT ENDORSEMENT

This Endorsement is a part of the Contract to which it is attached. Should any provision in this Endorsement conflict with the Contract, the provisions of this Endorsement will prevail.

Capitalized terms within this Endorsement that are not defined in this Endorsement are defined or otherwise described in the Contract to which this Endorsement is attached, including any endorsements or other riders attached to such Contract.

This Endorsement replaces the “AMOUNT OF DEATH BENEFIT” and “SPOUSAL BENEFICIARY CONTINUATION” provisions under the “DEATH PROVISIONS” section in the Contract.

TABLE OF CONTENTS

Definitions	Page 1
Endorsement Data Page	Page 1
Amount of Death Benefit	Page 2
Spousal Beneficiary Continuation	Page 3
Withdrawal Adjustments	Page 4

DEFINITIONS

For the purposes of this Endorsement, the following Definitions apply:

MAXIMUM ANNUAL WITHDRAWAL AMOUNT

Maximum Annual Withdrawal Amount refers to guaranteed Withdrawals applicable only if You have elected an optional guaranteed living benefit or guaranteed minimum withdrawal benefit and have not terminated the benefit under this Contract.

NET PURCHASE PAYMENT(S)

Net Purchase Payment(s) are the sum of all Purchase Payment(s), reduced for each Withdrawal in the same proportion that the Contract Value is reduced by each such Withdrawal.

WITHDRAWAL ADJUSTMENTS

Withdrawal Adjustments refer to the term used to calculate how the amount of the Death Benefit will be adjusted for Withdrawals depending on the amount of the Withdrawal and whether a guaranteed living benefit or guaranteed minimum withdrawal benefit is elected and has not been terminated.

ENDORSEMENT DATA PAGE

[RETURN OF PURCHASE PAYMENT DEATH BENEFIT CHARGE(for Owner or Continuing Spouse, if Continuing Spouse is Age [85 or younger]on the Continuation Date):	Annual fee of [0.25%] of the average daily ending value of the assets attributable to the Accumulation Units of the Variable Portfolio(s) to which Your Contract is allocated. We deduct this charge daily. This charge is in addition to other charges, fees and expenses described in Your Contract.]

EFFECTIVE DATE:	[Contract Date]

MAXIMUM ISSUE AGE:	[85]

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PURCHASE PAYMENT AGE LIMIT:	[85]

[PURCHASE PAYMENT RESTRICTION (if a guaranteed living benefit or guaranteed minimum withdrawal benefit is elected):	[Purchase Payments received on or after the [1st] [Contract Anniversary] are not accepted into the Contract.]]

[PAYMENTS IN CONNECTION WITH DISTRIBUTION OF THE CONTRACT

This provision applies only to the Contract to which this Endorsement is attached. If Withdrawal(s) are taken to cover payments to the [Agent] in connection with advisory or investment management services (Advisory Fee) no portion of Advisory Fee payments [up to [1.0%] of the Contract Value associated with the Contract in which this Endorsement is attached to] will reduce the Death Benefit, provided You enroll in the Systematic Withdrawal Program for Advisory Fees. Withdrawals, other than Withdrawals taken to cover Advisory Fee payment, are subject to the Withdrawal Adjustments shown below. ]

For Inquiries Call: [1-800-445-7862]

AMOUNT OF DEATH BENEFIT

Upon Your death, We will pay a Death Benefit to the Beneficiary upon Our receiving all Required Documentation. The Death Benefit calculation is different depending on whether a guaranteed living benefit or guaranteed minimum withdrawal benefit has been elected and if the benefit has been terminated.

If You did not elect a guaranteed living benefit or guaranteed minimum withdrawal benefit, We will calculate the Death Benefit as the greater of:

1.	The Contract Value on the Business Day during which We receive all Required Documentation; or

2.	Net Purchase Payment(s) received, up to the Purchase Payment Age Limit shown on the Endorsement Data Page.

If You elected a guaranteed living benefit or guaranteed minimum withdrawal benefit, We will calculate the Death Benefit as the greater of:

1.	The Contract Value on the Business Day during which We receive all Required Documentation; or

2.	Purchase Payment(s), subject to the Purchase Payment Restriction and Purchase Payment Age Limit shown on the Endorsement Data Page, reduced by (a) or (b) as follows:

a)	any Withdrawal Adjustments if the benefit has not been terminated; or

b)

any Withdrawal Adjustments prior to the date the benefit is terminated, and further reduced by any Withdrawals occurring on and after the date the benefit is terminated in the same proportion that each such Withdrawal reduces the Contract Value.

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Spousal Beneficiary Continuation

If eligible, the Spousal Beneficiary may elect to continue the Contract. On the Continuation Date, We will contribute to the Contract Value an amount by which the Death Benefit that would have been paid to the Spousal Beneficiary exceeds the Contract Value, if any, as of the Business Day during which We receive all Required Documentation. When applicable, this amount is not considered a Purchase Payment except in the calculation of certain death benefits upon the death of the Spousal Beneficiary. If this option is elected, no Death Benefit is paid out to the Spousal Beneficiary on the Continuation Date.

If the Spousal Beneficiary continues the Contract, the Death Benefit calculation is different depending on whether a guaranteed living benefit or a guaranteed minimum withdrawal benefit has been elected and if the benefit has been terminated. Upon the Spousal Beneficiary’s death, We will pay a Death Benefit to the Beneficiary upon Our receipt of all Required Documentation.

If the Spousal Beneficiary was Age [85 or younger] on the Continuation Date, and if the Owner did not elect a guaranteed living benefit or a guaranteed minimum withdrawal benefit, [the Return of Purchase Payment Death Benefit Charge shown on the Endorsement Data Page will continue to be deducted as of the Continuation Date.] We will calculate the Death Benefit as the greater of:

1.	The Contract Value on the Business Day during which We receive all Required Documentation; or

2.

The Contract Value on the Continuation Date, plus Purchase Payment(s) received since the Continuation Date, up to the Purchase Payment Age Limit shown on the Endorsement Data Page, and further reduced by any Withdrawals in the same proportion that each such Withdrawal reduces the Contract Value after the Continuation Date.

If the Spousal Beneficiary was Age [85 or younger] on the Continuation Date, and if the Owner elected a guaranteed living benefit or guaranteed minimum withdrawal benefit, [the Return of Purchase Payment Death Benefit Charge shown on the Endorsement Data Page will continue to be deducted as of the Continuation Date.] We will calculate the Death Benefit as the greater of:

1.	The Contract Value on the Business Day during which We receive all Required Documentation; or

2.	The Contract Value on the Continuation Date reduced by (a) or (b):

(a)	any Withdrawal Adjustments after the Continuation Date if the benefit has not been terminated; or

(b)

any Withdrawal Adjustments after the Continuation Date and prior to the date the benefit is terminated, and further reduced by any Withdrawals in the same proportion that each such Withdrawal reduces the Contract Value after the Continuation Date and on and after the date the benefit is terminated.

If the Spousal Beneficiary was Age [86 or older] on the Continuation Date, the amount of the Death Benefit is the Contract Value on the Business Day during which We receive all Required Documentation [and the Return of Purchase Payment Death Benefit Charge shown on the Endorsement Data Page will no longer be deducted as of the Continuation Date].

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Withdrawal Adjustments

If a guaranteed living benefit or guaranteed minimum withdrawal benefit is elected and the benefit has not been terminated, the amount of the Death Benefit will be adjusted for Withdrawals as follows:

a.

If the current Contract Year’s cumulative Withdrawals, including the current Withdrawal, are less than or equal to the Maximum Annual Withdrawal Amount, the amount of adjustment will be the amount of each Withdrawal; or

b.

If the current Contract Year’s cumulative Withdrawals, including the current Withdrawal, are in excess of the Maximum Annual Withdrawal Amount, the amount of adjustment is equal to the proportion that the amount of each Withdrawal in excess of the Maximum Annual Withdrawal Amount reduces the Contract Value.

Signed for the Company to be effective on the Contract Date.

Copyright © 2017 American International Group, Inc. All rights reserved.

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